March 31, 2006

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

To the Commission:

With respect to the filing on Form 8-K on March 30, 2006 by Image Innovations Holdings Inc. (the “Registrant”) (Commission File # 0-50119) (the “filing”), Goldstein Golub Kessler LLP (“GGK”) states that it disagrees with the statements made by the Registrant in the filing to the extent that those statements disagree with the statements in our resignation letter dated March 26, 2006. Our resignation letter is attached to the filing as an Exhibit in Item 9.01 and incorporated by reference in Item 4.01.

Our resignation letter contained a typographical error in the following sentence: “This was a problem already known to GGK; indeed, we raised it as an issue at the Audit Committee meetings for the second and third quarters of 2004.” The sentence should have read: “This was a problem already known to GGK; indeed, we raised it as an issue at the Audit Committee meetings for the second and third quarters of 2005.” GGK today has sent a corrected version of the resignation letter, modified only in this respect, to the Chairman of the Audit Committee of the Registrant, with a copy to the Office of the Chief Accountant of the Commission.

Respectfully submitted,

GOLDSTEIN GOLUB KESSLER LLP

cc:	Edmund W. Bailey Office of the Chief Accountant Securities and Exchange Commission 100 F Street, NE Washington, DC 20549 (202) 772-9252 (fax) baileye@sec.gov	William R. Baker, III Latham & Watkins LLP 555 Eleventh Street, N.W. Suite 1000 Washington, D.C. 20004 (202) 637-2201 (fax) william.baker@lw.com